As of December 31, 2015, the following persons or entities now own more than 25% of a funds voting security.

Person/Entity

ACCESS VP HIGH YIELD
NATIONWIDE LIFE INSURANCE COMPANY 	 28.00%

ACCESS VP HIGH YIELD
TRANSAMERICA PREMIER LIFE INSURANCE CO	 27.24%